      As filed with the Securities and Exchange Commission on August 4, 1997

                                                    Registration No. 333-_______



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                                V.F. CORPORATION
             (Exact name of registrant as specified in its charter)

           PENNSYLVANIA                                          23-1180120
(State or other jurisdiction of                               (I.R.S. employer
incorporation or organization)                               Identification No.)

                              1047 NORTH PARK ROAD
                         WYOMISSING, PENNSYLVANIA 19610
                    (Address of Principal Executive Offices)
                         -------------------------------

                          1996 STOCK COMPENSATION PLAN
                            (Full title of the Plan)
                         -------------------------------

                            CANDACE S. CUMMINGS, ESQ.
               VICE PRESIDENT - ADMINISTRATION AND GENERAL COUNSEL
                                V.F. CORPORATION
                                  P.O. BOX 1022
                           READING, PENNSYLVANIA 19603
                     (Name and Address of Agent for Service)

                                 (610) 378-1151
          (Telephone number, including area code of agent for service)

                                                  CALCULATION OF REGISTRATION FEE
==================================================================================================================================
TITLE OF                                                 PROPOSED MAXIMUM             PROPOSED MAXIMUM
SECURITIES TO                  AMOUNT TO BE             OFFERING PRICE PER           AGGREGATE OFFERING              AMOUNT OF
BE REGISTERED                 REGISTERED (1)                 SHARE (2)                   PRICE (2)                REGISTRATION FEE
==================================================================================================================================
Common Stock
(no par value;
stated capital                     621,595                    $69.00                    $ 42,890,055                  $ 12,997
$1.00 per share)                 3,203,610                    $88.47                    $283,423,377                  $ 85,886
==================================================================================================================================
           TOTAL                 3,825,205                                              $326,313,432                  $ 98,883
                                                                                                                       (14,466)(3)
                                                                                                                      ------------
                                                                                                                      $ 84,417(3)
                                                                                                                      ============

(1) Includes 539,600 shares of Common Stock which are available, or hereafter become available, for award under V.F. Corporation's 1991 Stock Option Plan and 285,605 shares of Common Stock which are available for award under V.F. Corporation's 1995 Key Employee Restricted Stock Plan which may be issued under the 1996 Stock Compensation Plan.

(2) Estimated solely for the purposes of calculating the registration fee on the basis of, in accordance with Rule 457(h), (i) the option exercise price with respect to outstanding options to purchase 621,595 shares and (ii) the average of the high and low prices per share of the registrant's Common Stock on The New York Stock Exchange on July 29, 1997 with respect to the remaining 3,203,610 shares subject to future grant under the 1996 Stock Compensation Plan.

(3) Pursuant to Rule 429 under the Securities Act and Instruction E to Form S-8, 539,600 shares of Common Stock have previously been registered on Form S-8 (File No. 33-55014) filed on April 29, 1994 and such shares are being carried forward to this Registration Statement. A registration fee of $9,373 has previously been paid in connection with such shares. No additional fee in connection with such shares is required. Accordingly, the total Amount of Registration Fee paid herewith is reduced by $14,466 which would be the registration fee attributable to the 539,000 shares carried forward, based on a proposed maximum offering price per share of $88.47.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

Incorporated by reference into this Registration Statement are (a) V.F. Corporation's ("VF") Annual Report on Form 10-K for the fiscal year ended January 4, 1997; (b) VF's Quarterly Report on Form 10-Q for the quarterly period ended April 5, 1997; (c) VF's Registration Statement on Form 8-A dated April 27, 1965 filed pursuant to section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and VF's Registration Statements on Form 8-A dated May 8, 1987 and January 25, 1988 filed pursuant to section 12(b) of the 1934 Act, which contain descriptions of the Common Stock of VF (the "Common Stock") and certain rights relating to the Common Stock, and any amendment or reports filed for the purpose of updating such descriptions; and (d) all documents subsequently filed by VF pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Legal matters with respect to the Common Stock being offered hereby have been passed upon for VF by Pepper, Hamilton & Scheetz LLP, Philadelphia, Pennsylvania. M. Rust Sharp, of counsel to Pepper, Hamilton & Scheetz LLP, is a director of VF. Mr. Sharp owns beneficially 11,461,644 shares of Common Stock as a co-trustee under certain Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey, deceased. Additionally, Mr. Sharp owns 1,000 shares of Common Stock and options to purchase 9,300 shares of Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 1741 of the Pennsylvania Business Corporation Law, as amended (the "BCL"), provides that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 1742 of the BCL provides that in the case of actions by or in the right of the corporation, a corporation may indemnify any such persons only against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action and only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect to any claim, issue or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, except to the extent that a court determines that indemnification is proper under the circumstances. The BCL further provides under Section 1743 that to the extent that such person has been successful on the merits or otherwise in defending any action (even one on behalf of the corporation), he is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred in connection with such action. The By-Laws of VF provide for indemnification of the officers or directors of VF to the fullest extent permissible under the BCL.

The indemnification provided for under the BCL is not exclusive of any other rights of indemnification. Under Section 1746 of the BCL a corporation may maintain insurance on behalf of any of the persons referred to above against liability asserted against any of them and incurred in or arising out of any capacity referred to above, whether or not the corporation would have the power to indemnify against such liabilities under the BCL. Section 518 of the Pennsylvania Associations Code ("Section 518") provides that a Pennsylvania corporation shall have the power, by action of the shareholders, directors or otherwise, to indemnify a person as to action in his official capacity and as to action in another capacity while holding that office for any action taken or any failure to take any action, whether or not the corporation would have the power to indemnify the person under any other provision of law (including Section 1741 and 1742 of the BCL), except as provided in Section 518, and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Indemnification is not authorized pursuant to Section 518 in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. In addition to the power to advance expenses under the BCL, Section 518 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Section 518 permits a business corporation to create a fund, under the control of a trustee or otherwise, to secure or insure in any manner its indemnification obligations whether arising under or pursuant to Section 518 or otherwise. VF's By-Laws provide that any person made a party to any lawsuit by reason of being a director or officer of VF may be indemnified by VF, to the fullest extent permitted by Pennsylvania law, against the reasonable expenses, including attorneys' fees, incurred by the director or officer in connection with the defense of such lawsuit. The By-Laws further provide that a director of VF shall not be personally liable for monetary damages arising from any action taken or any failure to act by the director unless (a) the director has breached or failed to perform the duties of a director under Section 512 of the Pennsylvania Associations Code or as such law may be amended from time to time and (b) the breach of duty constituted self-dealing, willful misconduct or recklessness. The limitation on a director's personal liability for monetary damages does not apply to a director's criminal liability or liability for taxes.

VF maintains directors' and officers' liability insurance for expenses for which indemnification is permitted by Pennsylvania Business Corporation Law and
Section 518. These insurance policies insure VF against amounts which it may become obligated to pay as indemnification to directors and officers and insures its directors and officers against losses (except fines, penalties and other matters uninsurable under law) arising from any claim made against them on account of any alleged "wrongful act" in their official capacity. A wrongful act is defined as "any breach of any duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the directors and officers or . . . so alleged by any claimant on any matter claimed against them solely by reason of their being such directors or officers," subject to certain exclusions. Directors and officers are also insured against losses (except fines, penalties and other matters uninsurable under law) arising out of the insured's breach of fiduciary duty, subject to certain exclusions.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

*4 1996 Stock Compensation Plan (incorporated by reference to Exhibit A to VF's definitive proxy statement filed on March 10, 1997 (File no. 1-05256)).
5        Opinion of Pepper, Hamilton & Scheetz LLP.
23.1     Consent of Coopers & Lybrand LLP.
23.2     Consent of Pepper, Hamilton & Scheetz LLP (contained in Exhibit 5).
24       Power of Attorney

---------------
* Incorporated by reference.

ITEM 9. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purposes of determining any liability under the Act, each filing of VF's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Wyomissing, Commonwealth of Pennsylvania on the 31st day of July, 1997.

                                            V.F. CORPORATION

                                            By: /s/ MACKEY J. MCDONALD
                                            Mackey J. McDonald
                                            President and
                                            Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE                               TITLE                                  DATE
    ---------                               -----                                  ----

    /s/ MACKEY J. MCDONALD                  President and                          July 31, 1997
    ----------------------                  Chief Executive Officer
    Mackey J. McDonald


    /s/ GERALD G. JOHNSON                   Vice President - Finance               July 31, 1997
    ---------------------                   and Chief Financial Officer
    Gerald G. Johnson


    /s/ ROBERT K. SHEARER                   Vice President and Controller          July 31, 1997
    ---------------------
    Robert K. Shearer


                                    DIRECTORS

Robert D. Buzzell*                                          William E. Pike*
Edward E. Crutchfield*        Robert J. Hurst*              Lawrence R. Pugh*
Ursula F. Fairbairn*          Mackey J. McDonald*           M. Rust Sharp*
Barbara S. Feigin*                                          L. Dudley Walker*



                                         * By: /s/ CANDACE S. CUMMINGS
                                               -----------------------
                                           Candace S. Cummings, Attorney-In-Fact

                                           Date: July 31, 1997

                                  EXHIBIT INDEX

5        Opinion of Pepper, Hamilton & Scheetz LLP.
23.1     Consent of Coopers & Lybrand LLP.
23.2     Consent of Pepper, Hamilton & Scheetz LLP (contained in Exhibit 5).
24       Power of Attorney